EXHIBIT 23

                           CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
CDI Corp.:

     We consent to incorporation by reference in Registration Statement Nos. 33-7263, 333-65879 and 333-69007 on Form S-8 of CDI Corp. and in Registration Statement No. 333-9793 on Form S-3 of CDI Corp. of our report dated February 21, 2000 relating to the consolidated balance sheets of CDI Corp. and subsidiaries as of December 31, 1999 and 1998 and the related consolidated statements of earnings, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999 and the related financial statement schedule, which report appears in the December 31, 1999 annual report on Form 10-K of CDI Corp.

Philadelphia, PA                          /s/ KPMG LLP
March 9, 2000                             ---------------------------------
                                          KPMG LLP



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